ADVISORS SERIES TRUST

                              SHARE MARKETING PLAN

                                (Rule 12b-1 Plan)
                    (Fixed Compensation Plan in which Advisor
                        Acts as Distribution Coordinator)


     This Share Marketing Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, (the "Company Act"), by Advisors Series Trust (the "Trust") with respect to the following series: the Class A shares of the Provident Investment Counsel Small Cap Growth Fund and Class B shares of the Provident Investment Counsel Mid Cap Fund (the "Funds"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.


     In reviewing the Plan, the Board of Trustees considered the proposed range and nature of payments and terms of the investment advisory agreement between the Trust on behalf of the Funds and Provident Investment Counsel, Inc. (the "Advisor") and the nature and amount of other payments, fees and commissions that may be paid to the Advisor, its affiliates and other agents of the Trust. The Board of Trustees, including the Independent Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

     In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Funds to the Advisor, as the initial "distribution coordinator," or other firms under agreements with respect to the Funds may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Funds and expenditures made by others out of monies received from the Funds which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

     The approval of the Board of Trustees included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds to which the Plan applies and its shareholders.

                  The provisions of the Plan are as follows:


     1. Compensation. Each Fund will pay to the Advisor, as the Funds' distribution coordinator, an annual fee for the Advisor's services in connection with the promotion and distribution of the Funds' shares and related shareholder servicing (collectively, "Distribution Expenses"). The annual fee paid to the Advisor for distribution and promotion under the Plan will be calculated daily and paid monthly by Class A shares of the Provident Investment Counsel Small Cap Growth Fund and by Class B shares of the Provident Investment Counsel Mid Cap Fund at an annual rate of up to 0.25% and up to 0.75%, respectively, of the average daily net assets of the Fund. This fee is not tied exclusively to actual distribution expenses, and the fee may exceed the expenses actually incurred. Payments of this fee shall be subject to any limitation set forth in applicable regulations of the National Association of Securities Dealers.

     As compensation for providing administrative, shareholder and shareholder-related assistance with respect to Class B shares of the Provident Investment Counsel Mid Cap Fund or its shareholders, a shareholder servicing fee, which shall be accrued daily at a rate of 0.25% per annum of the average daily net assets attributable to the B shares of the Provident Investment Counsel Mid Cap Fund will be paid to the Advisor monthly.


     2. Services Covered by the Plan. The fee paid under Section 1 of the Plan is intended to compensate the Advisor for performing the following kinds of services (but this list should not be viewed as exclusive of other similar services): services primarily intended to result in the sale of each Fund's shares ("distribution services"), including, but not limited to: (a) making payments, including incentive compensation, to agents for and consultants to the Advisor, any affiliate of the Advisor or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of each Fund's shares; (b) making payments to persons who provide support services in connection with the distribution of each Fund's shares and related servicing of each Fund's shareholders, including, but not limited to, personnel of the Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding each Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agency or other servicing arrangements; (c) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) printing and distributing prospectuses, statements of additional information and reports of each Fund to prospective shareholders of each Fund; (e) preparing, printing and distributing sales literature pertaining to each Fund; and (f) obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Advisor or by a third party.

     3. Written Reports. The Advisor (or Fund administrator) shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the monies paid to the Advisor under the Plan with respect to the Funds, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

     4. Termination. The Plan may be terminated as to the Funds at any time, without penalty, by a vote of a majority of the Independent Trustees or by vote of a majority of the outstanding securities of the Funds, and the Distribution Coordination Agreement under the Plan may be likewise terminated on sixty (60) days' written notice. Failure to renew the Plan on an annual basis within 15 months of its last prior renewal (or approval date) shall also constitute termination of the Plan. Assignment of the Distribution Coordination Agreement will automatically terminate it. Once either the Plan or the Distribution Coordination Agreement is terminated, no further payments shall be made under the Plan relating to the Funds with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward Distribution Expenses as of the date of termination.

     5. Amendments. The Plan and the Distribution Coordination Agreement may be amended with the approval of the Board of Trustees of the Trust provided that neither the Plan nor the Distribution Coordination Agreement may be amended to increase materially the amount to be spent for distribution and related servicing of shares without approval by a majority of the outstanding Funds' shares. All material amendments to the Plan and the Distribution Coordination Agreement shall also be approved by the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

     6. Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of the Trust's Independent Trustees shall be committed to the discretion of such Independent Trustees.

     7. Effective Date of Plan. The Plan shall take effect at such time as it has received requisite Trustee and shareholder approval and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

     8. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Sections 3 and 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     9. Meanings of Certain Terms. As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Company Act and the rules and regulations under the Company Act, subject to any exemption that may be granted to the Trust under the Company Act by the Securities and Exchange Commission.

Dated: ______________, 2003.




                              ADVISORS SERIES TRUST


                       Distribution Coordination Agreement


Provident Investment Counsel, Inc.
300 North Lake Avenue
Pasadena, CA  91101

Ladies and Gentlemen:


     This Distribution Coordination Agreement ("Agreement") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Company Act") by Advisors Series Trust (the "Trust"), on behalf of the following series of the Trust: Class A shares of the Provident Investment Counsel Small Cap Growth Fund and Class B shares of the Provident Investment Counsel Mid Cap Fund (the "Funds"), and is governed by the terms of the Trust's Share Marketing Plan pursuant to Rule 12b-1 (the "Plan").


     The Plan has been approved by a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds and its shareholders.

     I. To the extent you, in your capacity as the Distribution Coordinator pursuant to this Agreement, provide eligible shareholder services of the type identified in the Plan to the Funds, we shall pay you a monthly fee based on the average net asset value of the Funds.


     II. In no event may the aggregate annual fee paid to you pursuant to the Plan with respect to the Provident Investment Counsel Small Cap Growth Fund and the Provident Investment Counsel Mid Cap Fund exceed 0.25% and 1.00%, respectively, of the value of the net assets of the Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the outstanding shares of each Fund.


     III. You shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to the Fund and the purposes for which such expenditures were made.

     IV. All communications to the Fund shall be sent to you, as Distribution Coordinator for the Funds, at the following address:

                           Provident Investment Counsel, Inc.
                           300 North Lake Avenue
                           Pasadena, CA  91101

     Any notice to you shall be duly given if mailed or telegraphed to you at your address as indicated in this Agreement.

     V. This Agreement may be terminated by us or by you, by the vote of a majority of the Trustees of the Trust who are Independent Trustees, or by a vote of a majority of the outstanding shares of the Funds, on sixty (60) days' written notice, all without payment of any penalty. This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan. If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

     VI. The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

     This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.



                              ADVISORS SERIES TRUST


By:
                                                              Authorized Officer

                                                       Dated: ____________, 2003
Agreed and Accepted:

PROVIDENT INVESTMENT COUNSEL, INC.
(Distribution Coordinator)


By__________________________________
         Authorized Officer